As filed with the Securities and Exchange Commission on November 22, 2022

Registration No. 333-265066

Registration No. 333-188787

Registration No. 333-145320

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-265066

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-188787

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-145320

UNDER

THE SECURITIES ACT OF 1933

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	1311	73-0767549
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

James R. Webb

Senior Vice President, General Counsel, Chief Risk Officer and Secretary

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

Copies to:

David P. Oelman

Michael S. Telle

Stephen M. Gill

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Continental Resources, Inc., an Oklahoma corporation (the “Registrant”), deregister all shares of the Registrant’s common stock (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-265066), as amended on September 1, 2022, pertaining to the registration of 15,818,785 Shares issuable under the Continental Resources, Inc. 2022 Long Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-188787) pertaining to the registration of 9,840,036 Shares issuable under the Continental Resources, Inc. 2013 Long-Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-145320) pertaining to the registration of 5,470,234 Shares issuable under the Amended and Restated Continental Resources, Inc. 2005 Long-Term Incentive Plan and 1,401,840 Shares issuable under the Continental Resources, Inc. 2000 Stock Option Plan, as amended.

Pursuant to the Agreement and Plan of Merger, dated as of October 16, 2022 (the “Merger Agreement”), by and between the Registrant and Omega Acquisition, Inc., an Oklahoma corporation (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as an entity that is wholly owned by the Founder Family Rollover Shareholders (as defined in the Merger Agreement) (such transaction, the “Merger”). The Merger became effective on November 22, 2022, upon the filing of the certificate of merger with the Secretary of State of the State of Oklahoma.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendments any of the securities registered thereunder which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this November 22, 2022.

CONTINENTAL RESOURCES, INC.

By:	/s/ James R. Webb
Name:	James R. Webb
Title:	Senior Vice President, General Counsel, Chief Risk Officer & Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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